                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                  DrugMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   262240104
                                   ---------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [x] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Validus Partners, L.P.

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power                803,182(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power           803,182(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     803,182(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                   1.2%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 PN
--------------------------------------------------------------------------------

(1) Includes 203,622 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 2 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Validus Partners, LLC

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power                803,182(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power           803,182(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     803,182(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                   1.2%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 OO
--------------------------------------------------------------------------------

(1) Includes 203,622 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 3 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     HLM/UH Fund, L.P.

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power                443,919(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power           443,919(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     443,919(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)           Less than 1%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 PN
--------------------------------------------------------------------------------

(1) Includes 112,123 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 4 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     HLM/UH Associates, LLC

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power                443,919(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power           443,919(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     443,919(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)           Less than 1%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 OO
--------------------------------------------------------------------------------

(1) Includes 112,123 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 5 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     HLM/CB Fund, L.P.

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power                323,514(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power           323,514(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     323,514(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)           Less than 1%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 PN
--------------------------------------------------------------------------------

(1) Includes 81,712 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 6 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     HLM/CB Associates, LLC

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power                323,514(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power           323,514(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     323,514(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)           Less than 1%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 OO
--------------------------------------------------------------------------------

(1) Includes 81,712 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 7 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     HLM Management Co., Inc.

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          Massachusetts
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power              1,573,615(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power         1,573,615(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,573,615(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                   2.4%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 CO
--------------------------------------------------------------------------------

(1) Includes 397,457 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 8 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Peter J. Grua

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          United States
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                   44,260(1)
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power              1,573,615(2)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power              44,260(1)
                               -------------------------------------------------

                               8.  Shared Dispositive Power         1,573,615(2)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,573,615(2)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                   2.5%(3)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 IN
--------------------------------------------------------------------------------

(1) Includes 5,252 shares of Common Stock of DrugMax, Inc. subject to options which are currently exercisable.

(2) Includes 393,167 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(3) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                               Page 9 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Edward L. Cahill

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          United States
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power              1,573,615(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power         1,573,615(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,573,615(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                   2.4%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 IN
--------------------------------------------------------------------------------

(1) Includes 393,167 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                              Page 10 of 19 pages

  CUSIP No. 262240104

--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Vincent J. Fabiani

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a) [  ]

     (b) [X]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          United States
--------------------------------------------------------------------------------

Number of Shares               5.  Sole Voting Power                          --
Beneficially                   -------------------------------------------------
Owned by Each
Reporting Person               6.  Shared Voting Power              1,573,615(1)
With:                          -------------------------------------------------

                               7.  Sole Dispositive Power                     --
                               -------------------------------------------------

                               8.  Shared Dispositive Power         1,573,615(1)
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,573,615(1)
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                   2.4%(2)
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                                 IN
--------------------------------------------------------------------------------

(1) Includes 393,167 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 65,545,415 shares outstanding as reported by the Issuer on its Form 10Q for the quarter ended October 1, 2005.

                              Page 11 of 19 pages

  CUSIP No. 262240104

Item 1(a)       Name of Issuer:

                DrugMax, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                312 Farmington Avenue
                Farmington, CT 06032

Item 2(a)       Name of Person Filing:

                (i) Validus Partners, L.P., a Delaware limited partnership ("Validus LP");

                (ii) Validus Partners, LLC, a Delaware limited liability company and general partner of Validus LP ("Validus LLC");

                (iii)  HLM/UH Fund, L.P., a Delaware limited partnership ("UH
                       LP");

                (iv) HLM/UH Associates, LLC, a Delaware limited liability company and general partner of UH LP ("UH LLC");

                (v)    HLM/CB Fund, L.P., a Delaware limited partnership ("CB
                       LP");

                (vi) HLM/CB Associates, LLC, a Delaware limited liability company, the general partner of CB LP ("CB LLC");

                (vii) HLM Management Co., Inc., a Massachusetts corporation, the manager of Validus LLC and the managing member of UH LLC and CB LLC ("HLM Management");

                (viii) Peter J. Grua, a director of DrugMax, Inc. and an
                       officer of HLM Management;

                (ix)   Edward L. Cahill, an officer of HLM Management; and

                (x)    Vincent J. Fabiani, an officer of HLM Management.

Item 2(b)       Address of Principal Business Office or, if None, Residence:

                The address of the reporting persons is:

                222 Berkeley St.
                Boston, MA 02116

Item 2(c)       Citizenship:

                Each of the entities identified in (i)-(vi) above is a limited partnership or limited liability company, as applicable, organized under the laws of the State of Delaware.

                HLM Management is a corporation organized under the laws of the Commonwealth of Massachusetts.

                Each of Messrs. Grua, Cahill and Fabiani is a citizen of the United States.

Item 2(d)       Title of Class of Securities:

                Common Stock, par value $0.001 per share (the "Common Stock").

Item 2(e)       CUSIP Number:

                262240104

                              Page 12 of 19 pages

  CUSIP No. 262240104

Item 3          Description of Person Filing:

                Not applicable

Item 4          Ownership:

               (a) Amount Beneficially Owned:

                  (i) Validus LP is the record holder of 803,182 shares of Common Stock (includes 203,622 shares of Common Stock subject to warrants which are currently exercisable);

                  (ii) Validus LLC, as general partner of Validus LP, may be deemed to beneficially own 803,182 shares of Common Stock (includes 203,622 shares of Common Stock subject to warrants which are currently exercisable);

                  (iii) UH LP is the record holder of 443,919 shares of Common Stock (includes 112,123 shares of Common Stock subject to warrants which are currently exercisable);

                  (iv) UH LLC, as general partner of UH LP, may be deemed to beneficially own 443,919 shares of Common Stock (includes 112,123 shares of Common Stock subject to warrants which are currently exercisable);

                  (v) CB LP is the record holder of 323,514 shares of Common Stock (includes 81,712 shares of Common Stock subject to warrants which are currently exercisable);

                  (vi) CB LLC, as general partner of CB LP, may be deemed to beneficially own 323,514 shares of Common Stock (includes 81,712 shares of Common Stock subject to warrants which are currently exercisable);

                  (vii) HLM Management, as the manager of Validus LLC and the managing member of UH LLC and CB LLC, may be deemed to beneficially own 1,573,615 shares of Common Stock (includes 397,457 shares of Common Stock subject to warrants which are currently exercisable);

                  (viii) Peter J. Grua is the record holder of 39,008 shares of Common Stock and options to purchase 5,252 shares of Common Stock which are currently exercisable. In addition, as an officer of HLM Management, Mr. Grua may be deemed to beneficially own an additional 1,573,615 shares of Common Stock (includes 397,457 shares of Common Stock subject to warrants which are currently exercisable);

                  (ix) Edward L. Cahill, as an officer of HLM Management, may be deemed to beneficially own 1,573,615 shares of Common Stock (includes 397,457 shares of Common Stock subject to warrants which are currently exercisable); and

                  (x) Vincent J. Fabiani, as an officer of HLM Management, may be deemed to beneficially own 1,573,615 shares of Common Stock (includes 397,457 shares of Common Stock subject to warrants which are currently exercisable).

               (b) Percent of Class:

                              Page 13 of 19 pages

  CUSIP No. 262240104

Validus LP:                1.2%
Validus LLC:               1.2%
UH LP:                       *
UH LLC                       *
CB LP:                       *
CB LLC:                      *
HLM Management:            2.4%
Mr. Grua:                  2.5%
Mr. Cahill:                2.4%
Mr. Fabiani:               2.4%

----------------------
* Represents less than 1 %

               (c) Number of Shares as to which the Person has:

                  (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                 NUMBER OF SHARES (1)
                    -----------------------------------------------
REPORTING PERSON         (i)        (ii)       (iii)          (iv)
----------------    -----------------------------------------------
Validus LP               0        803,182          0       803,182
Validus LLC              0        803,182          0       803,182
UH LP                    0        443,919          0       443,919
UH LLC                   0        443,919          0       443,919
CB LP                    0        323,514          0       323,514
CB LLC                   0        323,514          0       323,514
HLM Management           0      1,573,615          0     1,573,615

Mr. Grua            44,260      1,573,615     44,260     1,573,615
Mr. Cahill               0      1,573,615          0     1,573,615
Mr. Fabiani              0      1,573,615          0     1,573,615

--------------
(1) See responses to Items 5-8 on the cover pages of this Schedule 13G in connection with currently exercisable options and warrants to purchase Common Stock included within this beneficial ownership table.

Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

               Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

               Not applicable.

Item 8         Identification and Classification of Members of the Group:

                              Page 14 of 19 pages

  CUSIP No. 262240104

               Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b)(ii)(J).

Item 9         Notice of Dissolution of Group:

               Not applicable.

Item 10        Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 15 of 19 pages

  CUSIP No. 262240104

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: February 10, 2006.

                            VALIDUS PARTNERS, L.P.

                            By:  Validus Partners, LLC
                            Its: General Partner

                            By: HLM Management Co., Inc.
                            Its:  Manager

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By: Vincent J. Fabiani
                            Its:  Executive Vice President

                            VALIDUS PARTNERS, LLC

                            By:  HLM Management Co., Inc.
                            Its:  Manager

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM/UH FUND, L.P.

                            By:  HLM/UH Associates, LLC
                            Its:  General Partner

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM/UH ASSOCIATES, LLC

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                              Page 16 of 19 pages

  CUSIP No. 262240104

                            HLM/CB FUND, L.P.

                            By:  HLM/CB Associates, LLC
                            Its:  General Partner

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM/CB ASSOCIATES, LLC

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM MANAGEMENT CO., INC.

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                                /s/ Peter J. Grua
                            --------------------------------
                            Peter J. Grua

                                /s/ Edward L. Cahill
                            --------------------------------
                            Edward L. Cahill

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            Vincent J. Fabiani

                              Page 17 of 19 pages

  CUSIP No. 262240104

                                                                       Exhibit I

                             JOINT FILING AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of DrugMax, Inc.

      EXECUTED as a sealed instrument this 14th day of February, 2005.

                            VALIDUS PARTNERS, L.P.

                            By:  Validus Partners, LLC
                            Its:  General Partner

                            By:  HLM Management Co., Inc.
                            Its:  Manager

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            VALIDUS PARTNERS, LLC

                            By:  HLM Management Co., Inc.
                            Its:  Manager

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM/UH FUND, L.P.

                            By:  HLM/UH Associates, LLC
                            Its:  General Partner

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM/UH ASSOCIATES, LLC

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                              Page 18 of 19 pages

  CUSIP No. 262240104

                            HLM/CB FUND, L.P.

                            By:  HLM/CB Associates, LLC
                            Its:  General Partner

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM/CB ASSOCIATES, LLC

                            By:  HLM Management Co., Inc.
                            Its:  Managing Member

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                            HLM MANAGEMENT CO., INC.

                                /s/ Vincent J. Fabiani
                            --------------------------------
                            By:  Vincent J. Fabiani
                            Its:  Executive Vice President

                                /s/ Peter J. Grua
                            --------------------------------
                            Peter J. Grua

                                /s/ Edward L. Cahill
                            --------------------------------
                            Edward L. Cahill

                               /s/ Vincent J. Fabiani
                            --------------------------------
                            Vincent J. Fabiani

                              Page 19 of 19 pages